Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

APi GROUP CORPORATION

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this certificate of incorporation and do hereby certify as follows:

FIRST. The name of the corporation is APi Group Corporation (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.

A. CLASSES OF STOCK.

1. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Five Hundred Seven Million (507,000,000) shares, divided into: (i) Five Hundred Million (500,000,000) shares, par value $0.0001 per share, of common stock (the “Common Stock”); and (ii) Seven Million (7,000,000) shares, par value $0.0001 per share, of preferred stock (the “Preferred Stock”), of which Four Million (4,000,000) shares are designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).

2. Additional Series of Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware, without the separate vote of the holders of the Preferred Stock as a class.

B. COMMON STOCK.

1. Dividends. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

2. Voting Rights. Except as may otherwise be provided in the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock) or by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

3. Liquidation Rights. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

C. SERIES A PREFERRED STOCK.

The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Series A Preferred Stock are as follows:

1. Definitions. The following terms have the following meanings for purposes of this Article FOURTH C.:

a. “Acquisition” means the acquisition of APi Group, Inc. pursuant to the Business Combination Agreement, which was consummated on October 1, 2019.

b. “Admission” means the initial admission of ordinary shares of APi Group Corporation to the standard listing segment of the Official List maintained by the Financial Conduct Authority of the United Kingdom or any successor, acting in its capacity as competent authority for the purposes of admission to the Official List and to trading on the London Stock Exchange’s main market for listed securities, which occurred on October 4, 2017.

c. “Annual Dividend Amount” means:

A X B, where

“A” = an amount equal to twenty percent (20%) of the increase (if any) in the value of a share of Common Stock, such increase calculated as being the difference between (i) the Dividend Price for that Dividend Year, and (ii) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per share of Common Stock, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year, which such amount shall be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares occurring after the original filing of the certificate of incorporation of the Corporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock; and

“B” = the Preferred Share Dividend Equivalent.

d. “Average Price” means, in respect of shares of Common Stock or any other securities, as of any date or relevant period (as applicable): (i) the volume weighted average price for such security on the New York Stock Exchange for such date or relevant period as reported by Bloomberg through its “Volume at Price” functions; (ii) if the Board of Directors determines in its discretion that the New York Stock Exchange is not the principal securities exchange or trading market for that security, the volume weighted average price of that security for such date or relevant period on the principal securities exchange or trading market on which that security is listed or traded as reported by Bloomberg through its “Volume at Price” functions; (iii) if the foregoing do not apply, the last closing trade price (or average of the last closing trade price for each Trading Day in the relevant period) of that security in the over-the-counter market on the electronic bulletin board for that security as reported by Bloomberg; or (iv) if no last closing trade price is reported for that security by Bloomberg, the last closing ask price (or average of the last closing ask price for each Trading Day in the relevant period) of that security as reported by Bloomberg. If the Average Price cannot be calculated for that security on that date or relevant period on any of the foregoing bases, the Average Price of that security on such date or relevant period shall be the fair market value as mutually determined by the Corporation and the holders of at least a majority in voting power of the then outstanding shares of Series A Preferred Stock (acting reasonably), voting or consenting separately as a single class.

e. “Bloomberg” means Bloomberg Financial Markets.

f. “Business Combination Agreement” means the Business Combination Agreement, entered into as of September 2, 2019, by and among the Corporation, APi Group, Inc., the shareholders of APi Group Inc., all of which are listed on the signature page thereto, Lee R. Anderson, Sr. and Shareholder Representative Services LLC, as shareholder representative, as amended.

g. “Dividend Date” means in respect of a Dividend Year, the last day of such Dividend Year.

h. “Dividend Determination Period” means the last ten (10) consecutive Trading Days of a Dividend Year.

i. “Dividend Price” means the Average Price per share of Common Stock for the Dividend Determination Period in the relevant Dividend Year.

j. “Dividend Year” means each Financial Year, except that: (i) in the event of the Corporation’s dissolution, the relevant Dividend Year shall end on the Trading Day immediately prior to the date of dissolution; and (ii) in the event of the automatic conversion of shares of Series A Preferred Stock into shares of Common Stock on the Mandatory Conversion Date, the relevant Dividend Year shall end on the Trading Day immediately prior to the Mandatory Conversion Date.

k. “Financial Year” means the financial year of the Corporation, being every calendar year or such other financial year(s) (each of which may be a twelve (12) month period or any longer or shorter period) as may be determined from time to time by resolution of the Board of Directors.

l. “Junior Stock” means the Common Stock and any series of Preferred Stock then outstanding ranking junior to the Series A Preferred Stock as to dividends or as to distributions payable to holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation, as applicable.

m. “London Stock Exchange” means London Stock Exchange plc.

n. “Mandatory Conversion Date” means the last day of the seventh (7th) full Financial Year of the Corporation after October 1, 2019, or, if such date is not a Trading Day, the first Trading Day immediately following such date.

o. “NYSE” means the New York Stock Exchange or any successor national securities exchange.

p. “Parity Stock” means any series of Preferred Stock then outstanding ranking on parity with the Series A Preferred Stock as to dividends or as to distributions payable to the holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation, as applicable.

q. “Payment Date” means the date fixed by the Board of Directors for the payment of the Annual Dividend Amount, which date shall be no later than ten (10) Trading Days after the Dividend Date, except in respect of any Annual Dividend Amount becoming due on the Trading Day immediately prior to the date of the Corporation’s dissolution, in which case, such date shall be such Trading Day.

r. “Preferred Share Dividend Equivalent” means 141,194,638 shares of Common Stock, being a number of shares of Common Stock equal to the number of ordinary shares of APi Group Corporation outstanding immediately following the Acquisition, including ordinary shares of APi Group Corporation issued pursuant to the exercise of Warrants, but excluding any ordinary shares of APi Group Corporation issued to shareholders or other beneficial owners of APi Group, Inc. in connection with the Acquisition, which such amount shall be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares occurring after the original filing of the certificate of incorporation of the Corporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock.

s. “SEC” means the United States Securities and Exchange Commission.

t. “Senior Stock” means any series of Preferred Stock then outstanding ranking senior to the Series A Preferred Stock as to dividends or as to distributions payable to holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation, as applicable.

u. “Trading Date” means any date on which the NYSE (or other applicable securities exchange or quotation system) is open for business and on which shares of Common Stock may be traded (other than a day on which the NYSE (or other applicable securities exchange or quotation system) is scheduled to or does close prior to its regular weekday closing time).

v. “Twenty-Percent Equivalent Amount” means the amount obtained by multiplying the dividend that would be distributable on a number of shares of Common Stock equal to the Preferred Share Dividend Equivalent by 0.20.

w. “Warrants” means the warrants conferring the right to subscribe for one-third of an ordinary share of APi Group Corporation issued pursuant to the Warrant Instrument executed by APi Group Corporation on October 5, 2017, as supplemented on September 2, 2019, as amended and restated by the Amended and Restated Warrant Instrument, dated on or about the date hereof, as the same may be amended and restated.

2. Dividends.

a. Preferential Dividends. Subject to the rights of the holders of any Senior Stock (as to dividends), and on parity with the holders of any Parity Stock (as to dividends), the holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available therefor, and payable in preference and priority to the declaration or payment of any dividends on any Junior Stock (as to dividends), cumulative annual dividends of the Annual Dividend Amount commencing from the date that is both (i) on or after the consummation of the Acquisition, and (ii) after the Average Price per share of Common Stock (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares occurring after the original filing of the certificate of incorporation of the Corporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock) for any ten (10) consecutive Trading Days following the Admission of at least $11.50. The Annual Dividend Amount shall be paid in either cash or shares of Common Stock, as determined by the Board of Directors. The Annual Dividend Amount shall be paid on the Payment Date and shall be allocated among the holders of shares of Series A Preferred Stock pro rata based on the number of shares of Series A Preferred Stock held by them on the relevant Dividend Date. If the Annual Dividend Amount is to be paid in shares of Common Stock, then each holder of a share of Series A Preferred Stock shall be entitled to receive such number of whole shares of Common Stock as is determined by dividing the pro rata amount of the Annual Dividend Amount to which a holder is entitled by the Dividend Price (provided that any fractional shares of Common Stock due pursuant to such calculation shall not be paid and instead the nearest lower whole number of shares of Common Stock shall be paid). For the avoidance of doubt, the Annual Dividend Amount shall be payable in full and shall not be subject to prorating notwithstanding any Dividend Year being longer or shorter than twelve (12) months.

b. Participation Dividends. Subject to the rights of the holders of any Senior Stock (as to dividends), the holders of the Series A Preferred Stock shall be entitled to receive when, as and if a dividend is declared on the Common Stock by the Board of Directors out of assets legally available therefor, and on parity with the Common Stock and any series of Preferred Stock then outstanding ranking on parity with the Common Stock as to dividends, (i) a dividend per share of Series A Preferred Stock equal to the product obtained by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock could then be converted pursuant to Section 5(b), by the dividend payable on each share of Common Stock, and (ii) from and after the consummation of the Acquisition, a dividend per share of Series A Preferred Stock equal to the amount determined by dividing the Twenty-Percent Equivalent Amount by the number of shares of Series A Preferred Stock outstanding on the record date for such dividend.

3. Voting Rights.

a. Generally. Except as may otherwise be provided in the certificate of incorporation of the Corporation or by applicable law, each holder of Series A Preferred Stock, as such, shall be entitled to one (1) vote for each share of Series A Preferred Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

b. Protective Provisions. For so long as any shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the prior vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting or consenting separately as a single class, amend, alter or repeal any provision of the certificate of incorporation of the Corporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers (including voting powers), if any, or the preferences or relative, participating, optional, special or other rights, if any, or the qualifications, limitations or restrictions, if any, of the Series A Preferred Stock.

c. Action by Consent. Notwithstanding Article SIXTH, any action required or permitted to be taken at any meeting of the holders of Series A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the Series A Preferred Stock then outstanding having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock then outstanding were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of corporate action without a meeting by less than unanimous consent of the holders of Series A Preferred Stock shall, to the extent required by applicable law, be given to those holders of Series A Preferred Stock who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders of Series A Preferred Stock to take the action were delivered to the Corporation.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, subject to the rights of the holders of any Senior Stock (as to distributions payable to the holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation), and on parity with the holders of any Parity Stock (as to distributions payable to the holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation) the holders of the Series A Preferred Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably with the holders of the Common Stock in proportion to the number of shares of Common Stock into which such shares of Series A Preferred Stock could then be converted pursuant to Section 5(b). A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

5. Conversion.

a. Automatic Conversion. Upon the Mandatory Conversion Date, each outstanding share of Series A Preferred Stock shall automatically be converted into one (1) share of Common Stock.

b. Optional Conversion. Each outstanding share of Series A Preferred Stock may be converted into one (1) share of Common Stock by written notice of the holder thereof delivered the Corporation specifying the number of shares of Series A Preferred Stock to be converted (if such notice is silent as to the number of shares of Series A Preferred Stock held by the holder and proposed to be converted hereunder, the notice shall be deemed to apply to all shares of Series A Preferred Stock held by such holder) and the surrender of the certificate(s) representing the shares of Series A Preferred Stock proposed to be converted hereunder, duly indorsed for transfer to the Corporation, on the fifth (5th) Trading Day following receipt of said notice and certificate(s) by the Corporation (the “Optional Conversion Date”). In the event of a conversion of share(s) of Series A Preferred Stock pursuant to this Section 5(b), the holder whose shares are so converted shall not be entitled to receive, in respect of the share(s) of Series A Preferred Stock so converted, the relevant pro rata amount of the Annual Dividend Amount which may have been attributable to such shares of Series A Preferred Stock in respect of the Dividend Year in which the Optional Conversion Date occurs.

c. Mechanics of Conversion. Before any holder of shares of Series A Preferred Stock shall be entitled to receive certificate(s) representing the shares of Common Stock into which shares of Series A Preferred Stock shall have been converted pursuant to this Section 5, such holder shall surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation, duly indorsed for transfer to the Corporation. The Corporation shall, as soon as practicable, and in no event later than ten (10) days after the delivery of said certificate(s), issue and deliver to such holder, or the nominee or nominees of such holder, certificate(s) representing the number of shares of Common Stock to which such holder shall be entitled under this Section 5, and the certificate(s) representing the share(s) of Series A Preferred Stock so converted shall be cancelled. The person(s) entitled to receive share(s) of Common Stock issuable upon conversion of share(s) of Series A Preferred Stock pursuant to this Section 5 shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Mandatory Conversion Date or the Optional Conversion Date, as applicable.

d. Adjustments. In the event that at any time or from time to time after the original filing of this certificate of incorporation, the Corporation effects a subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock, then and in each such event, the share(s) of Common Stock to be received upon conversion of share(s) of Series A Preferred Stock pursuant to this Section 5 shall be proportionately increased or decreased, as applicable.

6. Reservation of Shares.

a. The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of Series A Preferred Stock as required by the certificate of incorporation of the Corporation.

b. Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of Series A Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances.

c. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

7. Status of Converted, Redeemed or Repurchased Shares. If any share of Series A Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation in any manner whatsoever, the share of Series A Preferred Stock so acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series A Preferred Stock. Any share of Series A Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the certificate of incorporation of the Corporation or imposed by the General Corporation Law of the State of Delaware.

8. Waiver. The powers (including voting powers), if any, of the Series A Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Series A Preferred Stock may be waived as to all shares of Series A Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the consent or agreement of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, consenting or agreeing separately as a single class.

FIFTH. The incorporator of the Corporation is [NAME], whose mailing address is [ADDRESS].

SIXTH. Board of Directors.

1. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Removal of Directors. Except for any directors elected by the holders of any series of Preferred Stock then outstanding (collectively, the “Preferred Directors” and each, a “Preferred Director”), any director or the entire Board of Directors may be removed, solely by the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

3. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

4. Automatic Increase/Decrease in Authorized Directors. During any period when the holders of any series of Preferred Stock then outstanding have the right to elect one or more Preferred Directors, then upon commencement of, and for the duration of, the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified Preferred Directors, and the holders of such series of Preferred Stock shall be entitled to elect such Preferred Director or Directors; and (ii) each such Preferred Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates, whichever occurs earlier, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions providing for such series of Preferred Stock pursuant to the provisions of Article FOURTH, whenever the holders of any series of Preferred Stock then outstanding having the right to elect one or more Preferred Directors are divested of such right pursuant to the provisions of such capital stock, the term of office of each such Preferred Director elected by the holders of such series of Preferred Stock, or elected to fill any vacancy resulting from the death, resignation, disqualification or removal of each such Preferred Director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

5. No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

6. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation. In addition to any affirmative vote required by the certificate of incorporation of the Corporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class.

7. Meetings of Stockholders. Except as may otherwise be provided for or fixed pursuant to the provisions of Article FOURTH relating to the rights of the holders of any series of Preferred Stock then outstanding, special meetings of stockholders for any purpose or purposes may be called at any time, but only by (a) the Chief Executive Officer of the Corporation, or (b) the Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons. Any meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

SEVENTH. Except as may otherwise be provided for or fixed pursuant to the provisions of Article FOURTH relating to the rights of the holders of any series of Preferred Stock then outstanding, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the certificate of incorporation of the Corporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the certificate of incorporation of the Corporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH. In addition to any affirmative vote required by applicable law or the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles SIXTH, SEVENTH, EIGHTH or this sentence.

[Signature Page Follows]

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the ____ day of ___________, 2020.

[NAME]
Incorporator